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                                                                   EXHIBIT 10.18


                       SEPARATION AGREEMENT AND RELEASE
                       --------------------------------



      THIS SEPARATION AGREEMENT AND RELEASE (hereinafter "RELEASE") of all claims against RAINMAKER SYSTEMS, INC., its parents, subsidiaries, related entities, predecessors, successors, officers, agents, employees and assigns (hereinafter collectively called "Company"), is made by Chris Sterbenc (hereinafter "Sterbenc").



                                  WITNESSETH:
                                  ----------

                 WHEREAS, Sterbenc was an employee of Company from May 1, 1995 until April 1, 1999; and
                 WHEREAS, a question has arisen concerning the continuation of
            Sterbenc's employment; and
                 WHEREAS, the parties agree that Sterbenc's employment with
            Company shall be terminated; and
                 WHEREAS, the parties wish to sever their relationship in a way which will preserve the good will which exists between them and to settle all disputes and avoid litigation;
                 NOW, THEREFORE, for and in consideration of the payment by
            Company to Sterbenc of the items and sums recited in paragraphs 1, 2, 3, 4, 5, 6, 7, and 8 below, items and sums to which but for this settlement Sterbenc is not otherwise entitled, Sterbenc, fully and forever releases and discharges Company from, and covenants not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings against Company with respect to, any matter arising out of or relating to his employment with Company, including any claims and causes of action relating to termination of his employment


               1. Company shall pay to Sterbenc 6 months of salary continuation pay equivalent to Sterbenc's current monthly base salary of $8750.00 per month, payable on regularly scheduled paydays, less applicable payroll taxes and insurance premium contributions. Sterbenc's last day of employment shall be April 1, 1999. Salary continuation period will begin April 2, 1999 and end October 1, 1999.

              2. Company shall pay 1999 Ql bonus at 100% achievement according to Sterbenc's Compensation Plan through March 30, 1999, to be paid within the regular bonus pay check cycle; and
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              3.  Company shall pay 1999 Q2 bonus at 100% achievement equating to $23,750 according to Sterbenc's Compensation Plan through June 30, 1999, to be paid within the regular bonus pay check cycle; and

              4. Company shall pay Sterbenc's COBRA payments for his health, dental and vision benefits beginning on May 1, 1999 until October 31, 1999. Sterbenc understands, that for purposes of calculating the 18-month period of continuation coverage under the Consolidated Omnibus Reconciliation Act ("COBRA"), the insurance carrier will conclude that the 18-month period began to run on May 1, 1999, the first of the month following the date of his actual termination. All other benefits not covered under COBRA will cease; and

              5.  Sterbenc's car allowance will cease as of April 1, 1999; and

              6. Sterbenc further agrees that the Company's obligation to continue his salary, commission, and paying COBRA expenses as set forth in paragraphs 1, 2, 3, and 4 of this Agreement, shall cease if Sterbenc either directly or indirectly, including without limitation through partnership, joint venture, corporation or other entity or as a consultant, director, independent contractor or employee, provides services for a person or entity that is a customer of Company or that competes with any line of business in which Company is currently engaged or is engaged during the term of this Agreement. Sterbenc acknowledges that in the event he performs services for a customer or competing person or entity, his right to receive payment under paragraphs 1, 2, 3, and 4 of this Agreement shall terminate.


              7. Sterbenc agrees he has 303,749 VESTED Stock Options as of April 1, 1999 and he understands he has 3 months (90 days) from his last day of employment (April 1, 1999) in which to exercise his options and purchase his vested shares at a price of $28,006.07, in accordance with the Company's stock option plan and the stock option agreement.

              8. Sterbenc will retain his lap top personal computer. The value of the computer, 3,586.00 will be added to his 1999 W-2.

              9. Company shall pay to Sterbenc Federal and State Tax penalties and interest related exclusively to the incorrect reporting of Sterbenc's personal earnings at Rainmaker during 1996. State reimbursement amounts to $363.37 and Federal reimbursement will be made upon receiving proper documentation as to exact amount.

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A.   Sterbenc warrants that he has sought and obtained independent advice regarding the tax consequences of the payments made hereunder and that he will defend, indemnify and hold Company harmless from any claim for withholding taxes, penalties and any other assessments that may hereafter be asserted against Company by any tax authority.

B. Sterbenc fully and forever releases and discharges Company from, and covenants not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings against Company with respect to, any matter arising out of or relating to Employee's employment, or the termination thereof, or any acts of Company, including, without limitation, any claims and causes of action against Company which relates to conduct occurring before and up to the date this RELEASE is executed. Moreover, Sterbenc hereby releases, acquits, and discharges Company, and each of their agents, predecessors and/or successors in interest from any and all rights, actions, claims, demands, costs, contracts, allegations, liabilities, obligations, damages and causes of action, whether known, suspected or unknown, which Sterbenc had or now has or may claim to have had by reason of any matter or thing from the beginning of time through and including the date of this RELEASE.

C. Sterbenc understands and agrees that in further consideration of the foregoing he is waiving any rights he may have had, now has, or in the future may have to pursue any and all remedies available to him under any employment-related causes of action, including without limitation, claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act, the Equal Pay Act of 1963, California Labor Code Section 1197.5, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1866, the Americans with Disabilities Act of 1990, and any other laws and regulations relating to employment discrimination.

D. In addition, and in further consideration of the foregoing, Sterbenc hereby agrees that nothing contained in this RELEASE shall constitute or be treated as an admission of liability or wrongdoing by Company.

E. Sterbenc agrees that he will not, without compulsion of legal process, disclose to others the fact or terms of this settlement, the amounts referred to in this RELEASE, or the fact of the payment of said amounts, except that he may disclose them to his attorneys, accountants or other professional advisors to whom the disclosure is necessary to effect the purposes for which he has consulted such professional advisors.

F. In addition and in further consideration of the foregoing, Sterbenc hereby agrees that for one year following the effective date of this RELEASE, he will not directly or indirectly solicit the services of any Company employee, or otherwise induce or

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     attempt to induce current Company employees to sever their employment relationship with Company.

G. Sterbenc further acknowledges that while employed by Company, he may have had access to, acquired or assisted in the development of confidential and proprietary information, relating to the present and anticipated business operations of Company. Sterbenc acknowledges that he is bound by the terms of the Confidentiality Agreement which he signed dated May 1, 1995 (copy attached). Sterbenc agrees not to disclose or communicate to anyone outside Company or to use in any way any of the above-described confidential, and/or proprietary information which Sterbenc may have learned as a result of his employment with Company.

H. Sterbenc agrees that he will refrain from making any representation, statement, comment or any other form of communication (hereinafter collectively referred to as "representation"), whether written or verbal, to any person or entity, including but not limited to the principals, customers, suppliers and competitors of the Company, which representation reflects any opinion, judgment, observation or representation of fact, which has the effect or tendency or could have the effect or tendency to disparage, denigrate, criticize or otherwise reflect negatively on the Company and/or its products, services, officers, directors, shareholders, employees or investors.

I. Sterbenc understands that the covenants contained in this RELEASE, including the covenants contained in Paragraphs D, E, F, G and H of this RELEASE, are material inducements to Company for the making of this settlement and that, for the breach thereof, Company will be entitled to pursue its legal and equitable remedies, including without limitation the right to recover damages and seek injunctive relief.

J. This RELEASE shall be deemed to have been entered into in the State of California and shall be construed and interpreted in accordance with the laws of that state.

K. In addition, and in further consideration of the foregoing, Sterbenc hereby expressly waives any and all rights and benefits conferred upon him by the provisions of Section 1542 of the Civil Code of the State of California, which states as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR".

L. Sterbenc acknowledges and agrees that no promises or representations were made which do not appear written herein and that this RELEASE contains the entire agreement of the parties as to the subject matter thereof. This agreement can only be modified or amended by a written agreement signed by both Sterbenc and an Executive Officer of Company.

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M.   Company and Sterbenc agree to bear their own costs and attorneys' fees incurred with respect to this RELEASE. In the event it becomes necessary for either Company or Sterbenc to retain counsel to enforce any provision of this RELEASE or to commence an action for the breach thereof, the prevailing party shall have the right to recover its costs and a reasonable attorney's fee.

N. In addition, and in further consideration of the foregoing, Sterbenc agrees that he will not in the future apply for or be considered for employment with Company.

O. Sterbenc represents that he has not violated any federal or state laws in connection with his employment during the period he was employed by Company.

P. By signing this RELEASE, Sterbenc acknowledges that he will return all confidential information and property that belongs to Company. This would include, but is not limited to: sales information, customer lists, product lists, financial reports or records, survey results, Company building keys, computer equipment and loaned equipment by April 5, 1999. Failure to return all confidential information and property by April 5, 1999 would release Company from it's commitments made in this RELEASE.

Q. Sterbenc hereby acknowledges that he has read and understands the foregoing RELEASE and that he signs it voluntarily and without coercion. Sterbenc further acknowledges that he was given the opportunity by Company to consult with an attorney of his own choosing concerning the waivers contained in this RELEASE, that he has done so and that the waivers he has made herein are knowing, conscious and with full appreciation that he is forever foreclosed from pursuing any of the rights so waived.




Executed this 8 day of April, 1999.

/s/ Michael Silton                           /s/ Chris Sterbenc
- -----------------------                      ------------------------
Michael Silton                               Chris Sterbenc
President and CEO
Rainmaker Systems


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